Dave Jones

February 13, 2014

Dave Jones
2-3/F, Block A, North America Plaza
No. 518 Kunming Road
Shanghai, 20082
China

Re: International Long-Term Assignment to JVB in China

Dear Dave:

We are delighted that you have agreed to join our joint venture with SPD Silicon Valley Bank Co., Ltd. (“JVB”) as an Assignee. The purpose of this letter (“Letter”) is to outline the amended terms of your at-will employment with Silicon Valley Bank (“SVB” or “the Company”) to take into account your dual role with JVB. This Letter expressly supersedes and replaces any prior letters and any other previous agreements, oral or written, relating to your current employment and/or your assignment to and engagement in China, if applicable, with the exception of any agreements relating to confidentiality and assignment of inventions, which will remain in full force and effect.

A.     EMPLOYMENT

You will remain an at-will employee of SVB in the position of Assignee, but you will also have an at-will employment relationship with JVB. The terms of your at-will employment with JVB will be outlined in a separate employment agreement to be executed with JVB.

Your duties for SVB will include the following: educating the U.S. headquarters and global leadership team on the China market, referring clients to SVB, attending SVB meetings as required by SVB senior management, participating in global initiatives managed by SVB’s global offices and other duties as may be requested by the SVB senior management.

During your employment with SVB, you will report to Ken Wilcox or such other individual appointed by SVB. You will be working at the JVB office in Shanghai, China.

During your Assignment in China:

•	you should continue to stay in contact with your manager on a regular basis and, in particular, keep him informed of any issues that arise and any absences from work;

•	you should talk to your manager if you have any issues or concerns about your engagement or

Dave Jones

the work that you are doing; and

•
SVB will conduct any performance appraisals and pay reviews and will deal with any grievances or any concerns about your conduct or performance according to the Company’s U.S. policies and procedures. In all cases it will consult your manager prior to taking any action.

You consent to the Company providing relevant information about you as needed for business reasons to JVB, and the Company’s tax advisors.

You are currently required to keep Company confidential information and trade and business secrets confidential. This is particularly important while you are outside of the United States. You should also respect the confidentiality of any similar information to which you have access.

You are expected to comply with the U.S. Foreign Corrupt Practices Act, and with local law applicable to governmental payments. Except as permitted under the express written policies of the Company, you will not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, to any foreign political party or candidate for or incumbent in any foreign political office, or to any international public organization, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business. Further, it is understood that in accepting this engagement, you agree that you will not engage in any employment or business enterprises that would in any way conflict with your service with, and the interest of, the Company.

From time to time, we may need to make certain filings or other submissions and may need you to engage, or refrain from engaging (or have you engage, or refrain from engaging) in certain activities as a result of your citizenship, residency and Silicon Valley Bank’s banking permissions in China and the U.S. You will cooperate in good faith with us in providing any information required by us or by any governmental authority, in preparing or making such filings, in engaging in (or refraining from engaging in) any activities and otherwise as reasonably required to allow us to meet our business and regulatory objectives.

While in China, you shall not have any authority to negotiate on behalf of SVB, or to modify or accept contracts on behalf of SVB, or to otherwise bind SVB to any contract with any third party or to conduct any business in the name of or on behalf of SVB. Further, any contract presented to you that is intended to bind SVB must be entered into by a duly authorized officer of SVB located in the principal business offices of SVB in California.

B.     COMPENSATION AND BENEFITS

Notional Base Salary
Your current SVB base salary, USD $500,000 gross per annum, will become your notional base salary. This will be used as your salary for benefits purposes and for your salary on termination of your at-will employment, subject to any annual adjustments.

You will remain eligible to participate in the SVB Financial Group’s Incentive Compensation Plan and your target will be 50% of your notional base salary.

U.S. Base Salary
Your U.S. base salary will be USD $221,689 gross per annum. This has been adjusted to reflect the dual employment relationship and will continue to be administered in accordance with the compensation guidelines for employees in SVB’s U.S. locations.

Dave Jones

A summary of your benefits is attached to this Letter. The Company reserves the right to change our benefits at any time, with or without notice.

C.    HOURS OF WORK, VACATION AND HOLIDAYS

Hours of Work; Public Holidays; Vacation: You will follow the working hours, workdays, vacation entitlement and public holidays observed by JVB in Shanghai. No overtime payment or time off in lieu will be made for hours exceeding your regular working hours per week nor for additional time for weekend work, unless otherwise required by applicable laws in China.

Leaves of Absence: Entitlements to leaves of absence, including sick leave (10 days annually), will remain the same as those for other SVB U.S. employees, unless otherwise required by applicable laws in China.

D.     WORK PERMITS AND VISAS

The Company will coordinate with the appropriate immigration attorney to obtain the necessary permits for you to live and work in China. If applicable, the Company will also coordinate the necessary permits for your approved accompanying dependents. You will be eligible for reimbursement of any out-of-pocket costs for obtaining any required passports, visas, resident and/or work permits for you, as may be required in connection with your continued residence in China.

E.    BENEFITS WHILE ENGAGED IN CHINA

Housing: SVB will pay for the cost of actual and reasonably furnished leased housing, including utilities (gas, oil, electricity, water, but not to include personal telephone expenses) in China for each month during your engagement in China up to USD $12,500 monthly. The purpose is to provide reasonable housing at the host location, realizing that replication of a home country standard may not be practical. Housing will be coordinated through the Company’s relocation management company. Should your housing cost exceed your housing allowance, the differential will be deducted from your payroll on an after-tax basis.

Cost of Living Allowance (COLA): The Company will provide you with a goods and services differential while you are on assignment. This amount is based on your family size during the assignment, your annual base salary and on the goods and services cost differential between your home and host locations. Your annual Cost of Living Allowance has initially been set at USD $50,000 annually. This allowance will be paid via the Company’s payroll on an after tax and per-pay-period basis, and reviewed periodically and may increase or decrease, depending on factors current at the time of review.

Transportation: During your Assignment, to assist with transportation in China and for security purposes, SVB will provide you with a car and driver.

Home Leaves: You and your spouse are eligible for six home leaves for every twelve months’ period while engaged in China. The purpose of home leave is to renew professional associations at the home country office and to visit family and friends. The class of airfare will be in business class. You are encouraged to combine this benefit with any scheduled business trips. Time off for home leave will be considered vacation, except for any business days in the office. You should send a copy of the flight booking for you (and your approved accompanying dependents, if applicable) (including price) to mobility@svb.com for cost tracking purposes. Home leave travel is not transferable for cash and cannot be used to travel to alternative destinations.

Dave Jones

Language Training: SVB will provide language training to allow you to integrate into the local business. This will be coordinated through the Company’s relocation management company.

F.     BENEFITS UPON REPATRIATION

Upon completion of your engagement in China, you may be eligible for the below relocation benefits in connection with your repatriation to the United States.

The below repatriation benefits will not be available for employees who voluntarily terminate their employment or are terminated for the reasons set out below. In such cases, the costs of repatriation will be borne by you. Any relocation costs will not cover taxes, duties and similar charges (such as duties incurred on items purchased while abroad).

Final Move Trip: The final trip to the home country should be booked using the Company’s Corporate Travel and must not be booked directly with airlines or any other booking means. You should send a copy of your flight booking (including price) to mobility@svb.com for cost tracking purposes. Expenses covered will include: travel (Business-class airfare, mileage), lodging (hotel if needed), and meals.

Household Goods Shipment Benefit: The Company will pay at the end of your engagement in China for up to 1 x 20 foot sea container and unaccompanied air freight of up to 1,000 pounds from China to the United States. This benefit will be coordinated through the Company’s relocation management company.

Repatriation Allowance: In recognition of the fact that you are likely to incur certain incidental expenses associated with your repatriation back to the U.S., SVB will pay a repatriation allowance of one (1) month’s salary (capped at USD $10,000) after taxes at the time you repatriate. The payment will be paid through payroll during the month after your repatriation.

G.    TAX PREPARATION & TAX COMPLIANCE

While engaged in China under this Letter, the Company’s Tax Equalization Program Agreement will govern your tax treatment.

Tax Return Preparation: As a result of your engagement in China, you may be required to file a tax return in both the United States and the China. Advice on filing requirements and preparation of your American and China tax returns will be provided by the international tax provider designated by the Company for each tax year affected by your engagement in China.

Tax Compliance: It is your responsibility to cooperate fully with the international tax provider designated by the Company to facilitate the tax equalization process outlined below. While SVB will provide you with tax return preparation assistance, you are responsible for ensuring compliance with all U.S. federal, state, and foreign filing requirements. Specifically, SVB expects full tax compliance in the reporting of income on all tax returns. While engaged in China, you are required to:

•	Maintain adequate personal records of data required for preparation and examination of income tax returns and for the income tax equalization computation;

•	Ensure timely response and cooperation with tax representative to ensure all foreign and US tax returns are filed appropriately and timely;

•	Cooperate with the tax provider to take advantage of available tax credits and exclusions; and

•	Make any related payment of taxes in the required amounts and within the required deadlines.

Dave Jones

H.     TAX EQUALIZATION

Salary: The basic purpose of tax equalization is to maintain your tax burden at approximately the same level that you would bear had you remained in the United States, living in Oregon. SVB will be liable for all taxes incurred by you above the level of federal and state taxes that you would have paid in Oregon. The intention is to avoid either losses or windfalls that could result in differences in personal tax liabilities because of changes or differences in host country tax laws or tax levels on income as compared with domestic service. Your home country scheme will serve as the basis for your hypothetical tax calculation. A hypothetical income tax will be computed and withheld from your salary throughout your engagement in China. As such, hypothetical taxes based on U.S. income tax rates will be deducted on a monthly basis from your salary. You will continue to have actual US social security (FICA and Medicare) withheld from your employment income. Your hypothetical tax liability will be based on “stay-at-home” employment income, i.e. base salary, bonus, stock option exercises, and other compensation that would have been paid to you regardless of your engagement in China. SVB will assume liability for tax on income related to your engagement in China and benefits-in-kind. If your salary should change during your engagement in China, the hypothetical tax will also change. Please be aware that any tax arising from personal (non company) income will not be the responsibility of SVB.

Relocation Benefits & Payments: Certain benefits for your relocation that are paid directly by the Company’s relocation management company on behalf of SVB may be grossed up, where IRS allows, for tax purposes. Lump sum payments paid to you through payroll or separately will not be paid on a net basis (grossed up), but will be subject to U.S. taxes. However, reimbursements paid directly to you for covered expenses will not be subject to taxes as per SVB’s Business Expense Policy.

The final hypothetical tax (tax equalization settlement calculation) will be calculated by the Company’s tax advisor.  Such calculations will be prepared in conjunction with the preparation of your annual federal and state income tax returns.  The final hypothetical tax liability will be determined by preparing a separate calculation based on the return(s) filed.  The calculation will remove all income related to your engagement in China, deductions, exclusion, and credits, as shown on the return(s), and a federal and state tax liability will be re-calculated on the remaining items (normal SVB compensation, personal income, personal deductions, and personal credits).   The calculation represents a final determination of your share of the tax cost for the year and you will be credited with all actual taxes paid or withheld during the year, including hypothetical income tax withholdings.  The settlement of taxes is subject to a final review of any taxes paid on your behalf or advance provided to you as part of a tax settlement.

SVB reserves the sole and absolute right to determine the tax equalization impact of miscellaneous items or unusual circumstances (e.g., spouse employed overseas, etc.).

I.    TERM & TERMINATION

The terms of this Letter will commence and become effective as of February 11, 2014, or as soon as is reasonably practicable thereafter, and are conditional on you obtaining an appropriate working visa to continue to lawfully work in China and be engaged directly by JVB. The terms of this Letter will last through the earlier of (i) termination of your employment by you or the Company, or (ii) December 31, 2015.

Notwithstanding anything in this Letter to the contrary, SVB may terminate this Letter without payment of any termination benefits (with the exception of the Benefits Upon Repatriation) at any time with or without reason. At the end of your engagement in China, extension or subsequent assignment options will be

Dave Jones

assessed in accordance with business requirements and objectives. We currently intend that you will continue to provide services to the Company by returning to a position similar to your current position or a suitable alternative if such a role does not exist. However, this may change according to the needs of the business at that time and you remain at all times an at-will employee of SVB and will not have an entitlement or guarantee of any position with SVB. For the avoidance of doubt, the termination of your employment with SVB will automatically terminate your engagement under this Letter and all the terms outlined herein.

If you resign or your at-will employment with SVB is terminated for any of the reasons set out below during the assignment in China, you will reimburse the Company for all of your relocation expenses according to the following formula:

Total Relocation Costs X # of days short of commitment = Amount due the Company
Total number of days from start date to end date of engagement

Reasons for termination:

•	an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company;

•	a deliberate disregard of the rules of the Company which results in loss, damage or injury to the Company;

•	any unauthorized disclosure of any of the secrets or confidential information of the Company;

•	inducing any client or customer of the Company to break any contract with the Company;

•	inducing any principal for whom the Company acts as agent to terminate such agency relations;

•	engaging in any conduct which constitutes unfair competition with the Company;

•	any act which results in your removal from any office of the Company by any regulatory agency;

•	any violation of the Company’s Code of Conduct or other Company policies or any violation of law; or

•	your failure to substantially perform your day-to-day job duties

J.    GOVERNING LAW

This Letter will be governed by and construed in accordance with the laws of the State of Oregon. In the event of any dispute in relation to or arising under the terms of this Letter agreement or the performance or termination thereof, you agree that any such dispute will be subject to the exclusive jurisdiction of the federal and/or state courts of the State of Oregon.

Please confirm your agreement to the terms of this Letter by signing and dating the duplicate copy of this Letter, in the space provided.

Yours Sincerely,

/s/ STEPHEN MORK
Stephen Mork
Managing Director, Total Rewards

Dave Jones

ACKNOWLEDGEMENT AND AGREEMENT:

I agree to the amended terms and conditions of my employment with Silicon Valley Bank as outlined in this Letter. I understand that nothing herein will be considered to be a guarantee of employment for the estimated duration of my continued engagement in China.

/s/ DAVID JONES                    February 13, 2014_______________________
David Jones                        Date

Benefit	Summary
Medical Insurance
While working in China, you will be covered by a comprehensive International Out-of-Area (OOA) medical plan through United Healthcare, which provides coverage at an in-network level while outside the U.S. You and your dependents are eligible.

Dental Insurance
SVB offers a comprehensive dental plan through Delta Dental that provides up to $2,000 per person per year for dental care and up to $5,000 lifetime orthodontia benefit. You and your dependents are eligible.

Vision	SVB provides vision coverage through VSP or Advantica (if applicable). You and your dependents are eligible.
Flexible Spending Accounts (FSA)	You can set aside up to $10,000 annually for the healthcare and $5,000 annually for the dependent care accounts.
401(k) Retirement Plan & ESOP
You can contribute up to 75% of salary on a pre-tax basis to the 401(k) Plan at Fidelity Investments (up to IRS limits). SVB will match your contributions up to 5%, which is immediately vested. The plan also allows for a discretionary company ESOP contribution based on company performance.

Vacation & Leaves	Vacation will be pursuant to your JVB employment agreement. Entitlements to leaves of absence will remain the same as those for other U.S. employees.
Employee Stock Purchase Plan (ESPP)
You can contribute up to 10% of earnings (up to plan limits). The stock is purchased at 85% of the fair market value price on either the first day of the six month offering period or the last day of the period, whichever is lower.

Life and AD&D Insurance	SVB provides Basic Life and AD&D insurance at two times annual base salary up to $1,000,000.
Sick Pay	You earn up to 10 days of sick time per year, which carries over each year to a maximum of 75 days.
Short Term Disability	SVB provides Short Tern Disability insurance of 100% of base salary for nine weeks and 66.67% for four additional weeks.
Long Term Disability	SVB provides Long Term Disability insurance of 66.67% of earnings up to a maximum monthly benefit of $16,500.
Employee Assistance Program (EAP)	Our provider, Concern: EAP, offers a comprehensive resource for you to help bring balance between work responsibilities and your personal life.
Business Travel Accident
SVB provides coverage to you while travelling on SVB business. The policy from Chubb includes benefits for lost or damaged checked baggage, emergency evacuation, travel assistance, and accidental death insurance.

Neither this document nor the benefits described in this summary, creates a contract of employment, nor a guarantee of employment, between SVB and any employee. The complete details of each plan are in the legal documents under which the plans are administered. The legal documents will prevail in case of conflict between anything written here and the legal documents. SVB reserves the right to amend or discontinue any program (other than those statutorily required) at any time with or without notice and as in its sole judgment may be necessary.